HEARTLAND BANCSHARES, INC.
             MANAGEMENT RECOGNITION PLAN COMMITTEE


                       NOTICE OF AWARD
                       ---------------

    WHEREAS, the Board of Directors of Heartland Bancshares,
Inc. (the "Company") has previously adopted the Heartland
Bancshares, Inc. Management Recognition Plan (the "Plan"); and

    WHEREAS, the Board of Directors of the Company has previously appointed Directors Walker, Stevens, Cross, Youngblood, and Calcaterra as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan.

    PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
______________________:

                              Number of Shares Subject to
        Recipient                  Plan Share Award
        ---------             ---------------------------

   ____________________             ____________


    AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                               HEARTLAND BANCSHARES, INC.
                               MANAGEMENT RECOGNITION PLAN
                               COMMITTEE

                               By: _________________________
                                   Its Chairman